August 2, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 2, 2011 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three and six-month periods ended June 30, 2011 and 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011 is incorporated by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc.
Very truly yours,
/s/ PricewaterhouseCoopers LLP